EXHIBIT 10.22

Narrative Summary of American Consumers, Inc.
Executive Officer Cash Bonus Plan for Fiscal 2010

The following is a description of the Cash Bonus Plan applicable to the fiscal year ending in May 2010 for the Chairman and Chief Executive Officer of American Consumers, Inc. (the “Company”), the only executive officer of the Company who qualifies as a “named executive officer” pursuant to Item 402(m)(2) of Securities and Exchange Commission Regulation S-K.  The Board of Directors of the Company, acting upon the recommendations of management and the Board’s Compensation Committee, has elected to leave this potential bonus percentage unchanged from the potential bonus percentage established for the Chairman and Chief Executive Officer for the Company’s 2009 fiscal year.

During fiscal 2010, the Company’s Chairman and Chief Executive Officer will be eligible to receive a discretionary cash bonus equal to the fixed percentage of the Company’s net income before taxes for such year set forth below for such officer:

Name:	Title:	Potential Bonus as a Percentage of Pre-Tax Income:
Michael A. Richardson	Chairman of the Board, President and Chief Executive Officer	6%

The amount of any bonus ultimately paid will be determined in the discretion of the Compensation Committee.  In the usual case, if the Company is profitable bonuses will be paid at the targeted levels.  As reported in the Company’s proxy statement for its 2009 Annual Meeting of Shareholders, such officer was paid a bonus in the amount of $4,474 with respect the Company’s performance in fiscal 2009.